Exhibit 99.1

Greatbatch Announces Optimization Plan

CLARENCE, N.Y.--(BUSINESS WIRE)--October 31, 2008--Greatbatch, Inc. today announced a plan to optimize its operating footprint in several locations. “This plan represents the next phase in our strategy to recognize synergies from our recent acquisitions through operational excellence. We remain committed to ongoing improvements in our operating performance through continued facility consolidation, optimizing our production efficiency, and product development activities,” stated Thomas J. Hook President & Chief Executive Officer.

This plan includes the transition of the Company’s Blaine, Minnesota facility to its 98,000 square foot facility in Plymouth, Minnesota. This will involve the transfer of research & development and manufacturing for the catheter and micro-components to the Plymouth facility, where the Company’s leads and introducer operations are currently located. The transfer of employees, products and processes at these locations is anticipated to be completed by the end of the third quarter 2009. “Centralizing our engineering, procurement, regulatory and operations for these product lines in the Minneapolis area will allow us to provide superior customer service, quality and operational excellence,” said Mauricio Arellano, Senior Vice President – Cardiac and Neurology.

In addition, the Commercial business will continue optimizing its facility footprint by transitioning production from its acquired facility located in Teterboro, New Jersey to its newly-constructed Raynham, Massachusetts facility. “The centralization of Commercial battery production in Raynham will allow us to take advantage of our state-of-the-art facilities, providing increased capacity and capabilities of product line operations. The expansion of manufacturing space, dedicated research & development area, and centralized engineering, procurement and operations teams will enable our organization to successfully serve our customers’ expanding needs,” stated Susan Bratton, Senior Vice President - Commercial. The transfer of the Commercial products and processes is targeted to be complete by December 2009.

The third transition relates to the Orthopedics Business and its facility located in Exton, Pennsylvania. Susan Campbell, Senior Vice President - Orthopedics, noted that “Over the next several months, all activities at the Exton facility will be transitioned to other locations with a focus on moving closer to customers, manufacturing sites or our Corporate Technology Center.”

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in implantable medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopedic markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch:
Investor Relations:
Marco Benedetti, 716-759-5856
MBenedetti@greatbatch.com